Exhibit 21.1

SUBSIDIARIES OF MICHAEL FOODS, INC.

Name	Incorporation
Crystal Farms Refrigerated Distribution Company	Minnesota
Northern Star Co.	Minnesota
KMS Dairy, Inc.	Minnesota
M. G. Waldbaum Company	Nebraska
Papetti’s Hygrade Egg Products, Inc.	Minnesota
Casa Trucking, Inc.	Minnesota
Wisco Farm Cooperative	Wisconsin
WFC, Inc.	Wisconsin
Farm Fresh Foods, Inc.	Nevada
Michael Foods of Delaware, Inc.	Delaware
Minnesota Products, Inc.	Minnesota
MFI Food Canada, Ltd.	Canada
Trilogy Egg Products, Inc.	Canada
Abbotsford Farms, Inc.	Minnesota
MFI Food Asia, LLC	Delaware
MFI International, Inc.	Minnesota